AMENDMENT NUMBER TWO

                                      to

                          FAIRFIELD COMMUNITIES, INC.

                          SAVINGS/PROFIT SHARING PLAN
                          ---------------------------

                          (effective January 1, 1996)


     THIS AMENDMENT to the Fairfield Communities, Inc. Savings/Profit Sharing Plan (the "Plan"), which Plan was originally effective March 1, 1976, was restated effective July 1, 1994, and was amended effective January 1, 1995, is hereby entered into effective as of January 1, 1996.

     WHEREAS, it is desirable to amend the Plan to provide for daily valuations of Plan assets and to revise certain provisions of the Plan relating to employee contribution elections, investment elections and withdrawal elections in order to coordinate the same with daily valuations; and

     WHEREAS, Fairfield Communities, Inc., by resolutions adopted at a duly convened meeting of its Board of Directors held on November 17, 1995, in accordance with the provisions of Section 11.3 of the Plan, adopted the following amendments to the Plan, effective as of January 1, 1996;

     NOW, THEREFORE, Sections 1.1(A)(44), 3.1(C), 3.2, 5.1(b)(1) and (2) and
8.5(1), (2) and (5) of the Plan are hereby amended, effective January 1, 1996, to provide as follows:

     SECTION 1.1(A)(44)
     ------------------

          "Valuation Date", effective for the Plan Year beginning
     January 1, 1996, shall mean each day of the calendar year; and/or such other date or dates as may be established by the Committee.

     SECTION 3.1(C)
     --------------

          Right of Participant to Suspend or Change His Rate of Salary
          ------------------------------------------------------------
     Deferral Contributions:  Except as set forth below, a Participant
     ----------------------
     may change the rate of his Salary Deferral Contributions or suspend his Salary Deferral Contributions effective as soon as administratively practicable as of the beginning of any payroll period subsequent to filing proper written authorization. Except as provided in Section 3.1(E) below with respect to certain required suspensions, a Participant who suspends his Salary Deferral Contributions may not resume such contributions until the following calendar quarter. Any resumption of Salary Deferral Contributions must be made by the Participant in writing filed with the Committee, such resumption to be effective as soon as administratively practicable as of the beginning of any payroll period subsequent to filing proper authorization.

          A Participant whose Salary Deferral Contributions are suspended during a period of leave of absence or who is re-employed following a termination of service may elect, upon his return to active employment with the Employer, to have the Employer resume Salary Deferral Contributions on his behalf to the Plan. Any such election shall be in writing filed with the Committee and shall specify the percentage of Salary Deferral Contributions to be deducted from his Compensation.

     SECTION 3.2
     -----------

     PARTICIPANT'S CONTRIBUTIONS
     ---------------------------

          Participants are not required to make contributions to the Plan. However, subject to the limitations of Sections 4.1(D) and
     7.2 hereof, and to such rules of uniform application as the Committee may adopt, each Participant may elect to make optional contributions to the Plan of an amount not to exceed 10% of his Compensation as received by him while a Participant. The Committee shall have the power to establish uniform and nondiscriminatory rules and from time to time to modify or change such rules governing the manner and method by which the Participant's contributions shall be made. A Participant's Contributions made under the Plan shall at all times be 100% vested.

          To the extent Participant's Contributions are permitted, they may be made by payroll deduction, which the Participant shall authorize the Employer to make on written authorization forms approved and designated by, and filed with, the Committee. Any such authorization to make the contributions by payroll deduction shall be effective for the first pay period commencing on or after the January 1st, April 1st, July 1st or October 1st following the Committee's receipt of the payroll deduction authorization.

          The right of a Participant to elect to contribute to the Plan is entirely optional and the Participant may accordingly change his rate of contributions to the Plan, subject to the maximum rates specified above, or he may suspend such contributions, effective as soon as administratively practicable as of any payroll period subsequent to filing proper written authorization. Not more than one change in his rate of contributions shall be made within a calendar quarter and having once suspended contributions, a Participant may not resume contributions until the following calendar quarter after such contributions were suspended.

     SECTION 5.1(b)(1) AND (2)
     -------------------------

          (1)  Investment of Contributions.  A Participant may elect in
               ---------------------------
     a form established by the Committee the percentage of future contributions that will be made on his behalf to each Investment Fund. Such election shall be effective as of the beginning of any payroll period following the Committee's receipt of proper authorization.

          (2)  Investment of Existing Account Balances.  A Participant
               ---------------------------------------
     may elect in a form established by the Committee the percentage of his existing accounts which shall be invested in each Investment Fund. Such election shall be effective if administratively practicable as of the first Valuation Date following the Committee's receipt of proper authorization.

     SECTION 8.5(1), (2) AND (5)
     ---------------------------

          (1) Withdrawals may be made as soon as administratively practicable after filing proper authorization, and/or such other dates as may be established by the Committee, after all adjustments have been made to the accounts as described in Section 7.1 hereof.

          (2) All withdrawals are subject to the Participant having filed a written application with the Committee.

          (5) A Participant may withdraw, as soon as administratively practicable after filing proper authorization, all or any part of the optional contributions previously made by him in accordance with Section 3.2 hereof (but not to exceed the net credit balance in his Participant's Contribution Account at the time of withdrawal). A participant may not, however, withdraw the proportionate share of net interest and gains, if any, previously credited to his Participant's Contribution Account. Said interest and gains will not be forfeited but will not be distributed until the Participant's Initial Distribution Date. A Participant who withdraws all or any part of his optional contributions will be considered to have suspended further optional contributions to the Plan as of the date the withdrawal of his optional contributions is deemed effective, and he cannot again make optional contributions to the Plan until at least one year has elapsed following the date of such withdrawal.

     IN WITNESS WHEREOF, Fairfield Communities, Inc. has caused this Amendment to be executed by its duly authorized officer.

                              FAIRFIELD COMMUNITIES, INC.

                              By: /s/ Marcel J. Dumeny
                                  --------------------
                                    Marcel J. Dumeny
                                       Secretary